                                                                  Exhibit 11

                AIR & WATER TECHNOLOGIES CORPORATION
                  COMPUTATION OF PER SHARE EARNINGS
               (in thousands except per share amounts)




                                                        Three Months Ended
                                                            January 31,

                                                          1996         1995
                                                          ----         ----
Primary Earnings (Loss) Per Share:
 1. Net loss                                          $ (2,945)    $ (7,393)
 2. Less preferred dividends                              (825)        (825)
                                                       -------      -------
 3. Net loss applicable to common shareholders          (3,770)      (8,218)
                                                       -------      -------
 4. Weighted average shares outstanding                 32,018       32,018
                                                       -------      -------
 5. Net loss per share                                $   (.12)    $   (.26)
                                                       =======      =======

Fully Diluted Earnings (Loss) Per Share:

 6. Line 3. above                                     $ (3,770)    $ (8,218)
 7. Add back preferred dividends                           825          825
 8. Add back interest, on assumed
     conversion of the Company's 8% Convertible
     Debentures                                          2,300        2,300
                                                       -------      -------
 9. Net loss                                          $   (645)    $ (5,093)
                                                       -------      -------
10. Weighted average shares outstanding (Line 4)        32,018       32,018
11. Add additional shares issuable upon assumed
     conversion of preferred shares                      4,800        4,800
12. Add additional shares issuable upon assumed
     conversion of the Company's 8% Convertible
     Debentures                                          3,833        3,833
                                                       -------      -------
13. Adjusted weighted average shares outstanding        40,651       40,651
                                                       -------      -------
14. Net loss per share (9/13)*                        $   (.02)    $   (.13)
                                                       =======      =======

* Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible Debentures is anti-dilutive.